EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202055, 333‑195006 and 333-209521 on Form S‑8, and Registration Statement Nos. 333-204025 and 333-208800 on Form S-3 of our report dated December 20, 2016, relating to the financial statements of Corium International, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10‑K of the Company for the year ended September 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Grand Rapids, MI

December 20, 2016